Exhibit 10.105

Dated   8th August   2006

ERACHANGE LIMITED  (1)

RUSS BERRIE (UK) LIMITED (2)

LEASE OF WHOLE

of

Stoke Park, Tower Lane

Eastleigh, Hampshire

Term Commencement Date:	8th August, 2006
Term: 10 Years
Term Expiry Date:	7th August, 2016

Klimt & Co

49 Welbeck Street

London W1G 9XN

Tel:   0207 486 4432

Fax:  0207 486 2127

Ref:  TRM/TF.05.1123

TABLE OF CONTENTS

PART ONE	Definitions and Interpretation	:	Clauses 1-2

PART TWO	Demise	:	Clause 3

PART THREE	Tenants Covenants	:	Clauses 4-20

PART FOUR	Insurance	:	Clauses 21-24

PART FIVE	Landlord's Covenants	:	Clauses 25

PART SIX	Rent Review	:	Clauses 26-32

PART SEVEN	Miscellaneous Provisions	:	Clauses 33-39

PART EIGHT	Forfeiture	:	Clauses 40-41

PART NINE	Guarantee	:	Clauses 42-44

PART TEN	Release of Landlord	:	Clause 45

PART ELEVEN	Special Conditions	:	Clauses 46 - 48

SCHEDULES

1.                    RIGHTS GRANTED

2.                    EXCEPTIONS AND RESERVATIONS

3.                    DOCUMENTS

-               All words in italicised text and inapplicable alternative wording in a clause may be omitted or deleted

-               Clauses LR13 may be omitted or deleted.

-               Clause LR14 may be omitted or deleted where the Tenant is one person.

-               Otherwise, do not omit or delete any words in bold text unless italicised.

LR1 Date of Lease		8th August 2006

LR2 Title Numbers		LR2.1 Landlord’s title number(s) Title number(s) out of which this lease is granted. Lease blank if not registered. HP256363

LR2.2 Other title numbers Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made.

LR3	Parties to this lease

Landlord

Erachange Limited (Company Registration No. 3501740) of 15 Grosvenor Gardens, London, SW1W OBD

Tenant

Russ Berrie (UK) Limited (Company Registration No. 01459528) of Liberty House, Hounsdown Business Park, Bulls Copse Road, Totton, Southampton, Hampshire, SO40 9RB

Other Parties

Specify capacity of each party, for example “management company”, “Guarantor”, etc.

Give full names, addresses and company’s registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix.  For foreign companies give territory in which incorporated

LR4  Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the, purpose of registration, this clause shall prevail. As specified in clause 1.21

LR 5  Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

In LR5.2 omit or delete those Acts which do not apply to this lease.

LR5.1  Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003

LR 5.2 This lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is lease	From and including	8th August 2006

	To and including	7th August 2016

Include only the appropriate statement (duly completed) from the three options

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under Rule 6 of the Land Registration Rules 2003.

LR7. Premium

Specify the total premium, inclusive of any VAT where payable.

LR8. Prohibitions or restrictions on disposing of this lease

Include whichever of the two statements is appropriate

Do not set out here the wording of the provision	This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

LR9.3 Landlord’s contractual rights to to this lease

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions

LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1 Easements granted by this lease for the benefit of the Property

As specified in the First Schedule — None

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	As specified in the Second Schedule

LR13. Application for standard form of restriction.

Set out the full text of the standard form restriction and the title against which it is to be entered.  If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003.

LR 14. Declaration of trust where there is more than one person comprising theTenant If the Tenant is one person, omit or delete all the alternative statements

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alterative statements.

LEASE OF WHOLE

Date                        :               8th August 2006

PART ONE  :  DEFINITIONS AND INTERPRETATION

1.             DEFINITIONS

Where in this deed the following underlined words commence with capital letters they have the following meanings unless the context otherwise requires:

1.1                                 Landlord

ERACHANGE LIMITED (Company Registration Number 3501740) of 15 Grosvenor Gardens London SW1W 0BD and any person for the time being entitled to the reversion immediately expectant on the Determination of the Term

1.2                                 Tenant

RUSS BERRIE (UK) LIMITED (Company Registration Number 01459528) of Liberty House Hounsdown Business Park Bulls Copse Road Totton, Southampton Hampshire SO40 9RB and any person in whom the Term is from time to time vested

1.3           Agreed Term

Commencing on  8th August 2006 and expiring on 7th August 2016

1.4           Authority

Any statutory, public, local or other competent authority or a court of competent jurisdiction

1.5           Clause

A clause of this deed

1.6           Conduits

Any pipe, drain, culvert, sewer, flue, duct, gutter, wire, cable, optic fibre, conduit, channel and other medium for the passage or transmission of water, soil, gas, air, smoke, electricity, telecommunication, light, information or other matter and all ancillary equipment or structures

1.7           Determination of the Term

The proper and lawful determination of the Term by re-entry notice surrender or otherwise

1.8           Environmental

Includes the ambient air, land surface and sub strata, any surface water or ground water, whether or not on, over, under or within the Premises;

1.9           Environmental Laws

Means any Enactments relating to the protection of the Environment or the control of environmental hazards and pollution including laws relating to the Release or threatened Release of Hazardous Material into the Environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Material

1.10         Environmental Liabilities

Means any liabilities, responsibilities, claims, losses, costs including remedial, removal, abatement, clean up, investigative and all monitoring costs and other related costs and expenses, damages, settlements, claims, expenses, penalties, fines, legal fees and costs which are incurred, asserted or imposed as a result of or in connection with:-

(i)                                     any violation of or non-compliance with Environmental Laws including the failure to procure or violation of any permit or licence required by any Environmental Laws;

(ii)           any Remedial Action.

1.11         First Rent Payment

  8th February 2007

1.12                           Hazardous Material

Means any substance known or reasonably believed to be harmful to human health or the Environment and for that reason subject to Environmental Laws

1.13         Interest

Interest at the Interest Rate (both before and after any judgment) calculated on a daily basis from the date on which interest becomes chargeable on any payment pursuant to any provisions of the Lease to the date upon which such payment is made such interest to be compounded with rests at the usual quarter days

1.14         Interest Rate

3% p.a. above the base lending rate from time to time of The Royal Bank of Scotland plc (or of such other clearing bank in the United Kingdom as the Landlord may give notice in writing from time to time)

1.15         Lease

This lease as from time to time varied or supplemented whether by deed, licence or otherwise

1.16         Party

The Landlord or the Tenant or the Guarantor (if any) as the case may be

1.17         Permitted User

Any use within class B1(c); B2 or B8 of the Schedule to the Town & Country Planning (Use Classes) Order 1987 (to which Clause 2.6 shall not apply)

1.18         Plan

A plan annexed to the Lease

1.19         Planning Acts

The Town and Country Planning Acts 1971 and 1990 and all subsequent statutes containing provisions relating to town and country planning when from time to time in force and all other statutes statutory instruments regulations and orders included by virtue of Clause 2.6.

1.20         Possession Date

Means the date of the Lease

1.21         Premises

All those premises situate at Stoke Park Tower Lane Eastleigh Hampshire as the same are registered under title number: HP256363 which said premises are shown edged red on   the Plan No.1 and all and any part of such property and any additions thereto including fixtures and fittings whenever fixed except those fixed by the Tenant which are generally regarded as Tenant’s or trade fixtures but excluding the ground, soil air and water within the ground beneath and surrounding  the foundations  sub structure and hard standing of the Premises

1.22         Release

Means any release, spillage, emission, leading, pumping, injection, deposit, disposal, discharge, leeching or migration into the Environment or into or out of any property including the movement of Hazardous Material through the Environment

1.23         Remedial Action

Means all actions required to:-

(i)                                     clean up, remove, treat, or in any other way adjust or manage Hazardous Material in the Environment

(ii)                                  prevent the Release of Hazardous Material so that it does not migrate or endanger or threaten to endanger public health or welfare or the Environment

(iii)                               perform pre-remedial studies and investigations and post-remedial monitoring and care

1.24         Rent

A peppercorn on and from the Possession Date to and including the 7th day of February 2007 (6 months) and thereafter increasing to £547,046.50p a year or such other amount as is from time to time agreed or determined pursuant to Part Six of the Lease or otherwise and by way of further or additional rent all amounts payable by the Tenant in respect of Value Added Tax calculated and payable in accordance with the provisions of clause 6.2 hereof

1.25         Review Date

 Means the   8th     day of   August  2011

1.26         Schedule

A schedule to the Lease

1.27         Term

The Agreed Term and any continuation or extension of it whether by agreement, operation of law or otherwise

1.28         VAT

Value Added Tax or other tax of a similar nature (and unless otherwise expressly stated all references to Rent or other monies payable by the Tenant are exclusive of any VAT charged or chargeable thereon)

2.             INTERPRETATION

The provisions of the Lease shall unless the context otherwise requires be construed as follows:-

2.1           Obligations and liabilities of a Party comprising more than one person are obligations and liabilities of such persons jointly and severally

2.2           Words importing one gender include all other genders

2.3           The singular includes the plural and vice versa

2.4           A covenant by the Tenant not to do something shall be construed as including a covenant not to permit or knowingly to suffer it to be done by a third party

2.5           A consent or approval to be given by the Landlord is not effective for the purposes of the Lease unless it is in writing and signed by or on behalf of the Landlord

2.6           Reference to a statute includes any amendment modification extension consolidation or re-enactment of it and any statutory instrument regulation or order made under it which is for the time being in force

2.7           Headings to Clauses Schedules or parts of the Lease do not affect the interpretation or construction of the Lease

2.8           Unless the context otherwise requires where in the Lease there is reference to the consequences of the Tenant’s acts omissions and defaults all references to “the Tenant” include references to any underlessee of the Tenant and to anyone at the Premises with the express or implied authority of the Tenant or its underlessees

2.9           The Lease is to be construed and interpreted as incorporating any variation addition or qualification which is expressed to relate to it contained in any deed made between the Landlord and the Tenant whether or not any person who is the Guarantor is a party and including but not limited to all licences granted by the Landlord to the Tenant but not so as to impose upon any personal liability under the Lease which would be precluded by s.18 of the Landlord and Tenant (Covenants) Act 1995 (“the 1995 Act”)

2.10         Wherever and to the extent that any provision of the Lease would or might contravene the provisions of s.25 of the 1995 Act then:-

2.10.1      such provision is to take effect only in so far as it may do so without contravening s.25 of the 1995 Act and

2.10.2      where such provision is incapable of having any effect without contravening s.25 of the 1995 Act the Lease is to be construed and interpreted as if such provision were deleted and

2.10.3      the legality validity and enforceability of any of the remaining provisions of the Lease is not in any way to be affected or impaired as a result

PART TWO : DEMISE

3.             DEMISE

The Landlord demises the Premises to the Tenant subject to and with the benefit of Lease dated 15 June 1978 and made between Rowntree Mackintosh Limited (1) and the Southern Electricity Board (2) as varied by a Deed dated 12 March 1979 made between the same parties relating to the electricity sub-station site forming part of the Premises.

3.1           Together with the rights set out in the First Schedule

3.2           Except and reserving to the Landlord as set out in the Second Schedule

3.3           To hold the same to the Tenant for the Term

3.4           Subject to all rights, easements, restrictions, covenants and liabilities affecting the Premises

3.5           Yielding and paying to the Landlord the Rent without any deduction (save as required by law) by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year

PART THREE : TENANTS COVENANTS

4.             INTRODUCTION

With effect from and including the Possession Date the Tenant covenants with the Landlord as set out in this part of the Lease

5.             RENT

The Tenant shall pay the Rent as provided in Clause 1.18 hereof without deduction or set off (save as required by law) by way of bank standing order (unless otherwise requested by the Landlord in writing)

6.             OUTGOINGS

6.1           The Tenant shall pay and indemnify the Landlord against all rates, taxes, assessments, impositions, duties, charges and outgoings of an annual or regularly recurring nature now or at any time during the Term payable by the owner or occupier of or otherwise due in respect of the Premises (except any tax assessed on the Landlord or any Superior Landlord in respect of its ownership of rental income from or any dealing with its reversionary interest)

6.2           Where this Lease requires the Tenant to pay repay reimburse or provide any amount or other consideration in respect of a Value Added Tax supply to the Tenant by the Landlord such amount or other consideration will be deemed to be exclusive of any Value Added Tax chargeable on that Value Added Tax supply (whether by virtue of a Value Added Tax Election made or to be made otherwise) and the Tenant covenants to pay to the Landlord a sum equivalent to that Value Added Tax and keep the Landlord indemnified against all such Value Added Tax save in so far as the Landlord is unable to recover the same as an input credit so long as the Landlord provides the Tenant with a receipted VAT invoice addressed to the Tenant

6.3           If the Landlord has an option whether or not to charge VAT the Tenant hereby irrevocably consents to the Landlord freely exercising that option to the extent from time to time permitted by law

6.4           The Tenant shall pay and indemnify the Landlord against all charges for electricity gas and other services consumed at the Premises

6.5           To pay a reasonable proportion (to be settled in the event of dispute by the Landlord’s Surveyor acting fairly and reasonably whose decision shall be binding) of the expense (including compensation for damage and disturbance)  of repairing maintaining cleansing and lighting (where necessary) all roadways passageways paths and yards and all party walls or fences and all gutters pipes sewers drains watercourses channels conduits ducts flues wires cables or other easements or appurtenances used or enjoyed or to be used or enjoyed or capable of being used or enjoyed in common by the occupier or owner of the Premises and the occupier or owner of any adjoining or neighbouring premises such proportion to be paid within 21 days of written demand and in default to be recoverable by the Landlord as rent arrear

7.             REPAIR AND DECORATION

The Tenant shall (subject to the provisions relating to insurance set out in part four of the Lease);

7.1           keep the Premises at all times in good and substantial repair and condition

7.2           clean the Premises regularly and maintain them at all times in a clean and tidy condition

7.3           clean all windows regularly at least once a month

7.4           decorate and keep the Premises decorated to a good standard (in any event not less frequently than once in any period of three years for the exterior and once in any period of five years for the interior and also in the last year of the Term) PROVIDED in any event that the Tenant shall not be obliged to so decorate the Premises either externally or internally more than once in any consecutive period of twelve months

7.5           within three months (or sooner in emergency) of receipt of notice from the Landlord of any breach of this Clause carry out the repair cleaning or decoration required to remedy the breach and if the Tenant fails diligently to commence and thereafter comply with such notice and the Landlord enters the Premises to carry out such work the Tenant shall within 21 days of written demand pay to the Landlord all reasonable and proper costs which the Landlord so incurs in each case damage by any of the Insured Risks (as defined in Clause 21.1 hereof) excepted save and to the extent that the insurance monies are withheld by reason of any act or default of the Tenant or any person under the Tenant’s control

8.             ALTERATIONS

8.1           The Tenant shall make no addition or alteration to the Premises unless permitted by this Clause

8.2           The Tenant may with the previous written consent of the Landlord (which consent shall not unreasonably withheld or delayed) carry out any Tenant’s Alteration or addition in a manner consistent with the provisions of the Lease

8.3           “Tenant’s Alteration” means:

8.3.1                        an internal non structural alteration or addition which does not affect any load bearing part of the Premises

8.3.2                        the installation removal or replacement of or an alteration to a Conduit

8.3.3                        to affix an aerial and/or satellite dish and/or air conditioning condenser units on such part of the roof of the Premises as the Tenant shall reasonable require

8.3.4                        any alterations necessary to enable the Tenant to comply with any statutory requirement relating to the Premises

8.3.5                        any electrical works to the electrical system in the Premises (which shall include the installation of video cameras and other CCTV equipment) subject to all such works being carried out in accordance with the terms and conditions of the Institute of Electrical Engineers relating to electrical works

8.3.6                        the creation of holes or apertures in the cladding and external parts of the Premises (but excluding any parts of the steel frame structure thereof) for the purposes of running any cables or conduits appropriate to the equipment serving the Premises or forming part of any of the alterations hereinbefore permitted

8.4           The Landlord may before giving consent require:

8.4.1                        the submission to the Landlord of drawings and specifications (in triplicate) showing the proposed Tenant’s Alteration;

8.4.2                        the execution of such licence to carry out the alteration containing an obligation to reinstate the Premises at the Determination of the Term in such form as the Landlord may reasonably require; and

8.5                           The Landlord’s consent shall not be required in respect of:

8.5.1                        The erection or removal of non-structural demountable partitions

8.5.2                        The installation removal or alterations of counters shelving or other removable equipment (which for the avoidance of doubt includes freestanding videos or television screens)

9.             SIGNS

The Tenant shall not:

9.1           fix anything outside the Premises nor to the exterior or interior of any doors or windows, unless permitted by this Clause

9.2           display any flashing or moving sign which is visible from outside the Premises

9.3           display any notice, sign, poster or advertisement on the exterior of the Premises except to indicate the name and business of the Tenant in a manner first approved by the Landlord (such approval not to be unreasonably withheld or delayed) provided the no consent shall be required to the Tenant affixing directional signage for deliveries and parking, marking parking spaces including all necessary disabled markings as well as any other signage which the Tenant may be required to affix to the Premises (whether internally or externally) pursuant to any statutory enactment

10.          USER

10.1         The Tenant shall not use the Premises otherwise than for the Permitted User

10.2         The Tenant shall not use the Premises in a manner which may be or become or cause a nuisance, annoyance, disturbance, inconvenience, injury or damage to the Landlord or any other person

10.3         The Tenant shall not reside or sleep on the Premises nor use them for any sale by auction or for any dangerous, noisy or offensive purpose or for any illegal or immoral activity

10.4         The Tenant shall not overload the structure of the Premises

10.5         The Tenant shall not make use of Conduits beyond their capacity nor in a manner which may block or damage them and in particular will not stop up or obstruct or permit oil grease or other deleterious matter or substance to enter any drain or sewer

11.          ALIENATION

11.1         Unless otherwise permitted under this Clause the Tenant shall not:

11.1.1                      hold the Premises expressly or impliedly on trust for another person

11.1.2                      part with possession or occupation of the Premises

11.1.3                      share possession or occupation of the Premises with another person

11.1.4                      allow anyone other than the Tenant any lawful subtenant or their respective officers and employees to occupy the Premises

Assignment:

11.2                           The Tenant shall not assign a part (as distinct from the whole) of the Premises

11.3                           The Tenant shall not assign the whole of the Premises without first:

11.3.1                      obtaining the prior consent of the Landlord (which will not be unreasonably withheld or delayed).

11.3.2                      satisfying the circumstances specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and set out in clause 11.4.1 below; and

11.3.3                      complying with the conditions specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and set out in clause 11.4.2 below.

11.4.1                      The circumstances referred to in clause 11.3.2 are that:-

11.4.1.1                                   all sums due from the Tenant under the Lease have been paid at the date of the grant of the licence to assign;

11.4.1.2                                   in the Landlord’s reasonable opinion there are at the date of the application for the licence to assign no material outstanding breaches of any tenant covenant under the Lease or any personal covenants undertaken by the Tenant;

11.4.1.3                                   the assignee is a respectable and responsible person or persons who in the reasonable opinion of the Landlord has the ability to meet the obligations of the Lease; and

11.4.1.4                                   in the reasonable opinion of the Landlord the proposed assignee would not reduce the value (when valued the day after the assignment would have taken place) of the interest of the Landlord in the Premises;

11.4.2      The conditions referred to in clause 11.3.3 are that:-

11.4.2.1                                   upon or before any assignment and before giving occupation to the assignee the Tenant shall covenant by way of indemnity and guarantee with the Landlord in the terms set out in clause 44 of the Lease;

11.4.2.2                                   if so reasonably required by the Landlord the assignee shall upon or before any assignment and before taking occupation obtain guarantors reasonably acceptable to the Landlord who shall covenant by way of indemnity and guarantee (if more than one jointly and severally) with the Landlord Clause 42.2 in the terms set out in Clause 43 of the Lease; and

11.4.2.3                                   the written licence to assign contains a condition that if at any time prior to the assignment the circumstances (or any of them) specified in clause 11.4.1.1 and 11.4.1.2 cease to exist the Landlord may revoke the licence by written notice to the Tenant; and

11.4.2.4                                   if so reasonably required by the Landlord the assignee shall procure a bank guarantee or complete a Rent Deposit Deed in a form acceptable to the Landlord for such reasonable sum in the circumstances as the Landlord may specify; and

11.4.2.5                                   the written consent of any mortgagee or chargee of the Landlord or any superior Landlord (if applicable) is obtained; and

11.5                           In this Clause 11 and in Part Ten of the Lease the expression “tenant covenants” has the meaning ascribed to it by section 28 of the Act 1995

Underlettings:

11.6                           The Tenant shall not underlet a part (as distinct from the whole) of the Premises other than by way of a “permitted part” a permitted part for the purposes of this clause being either an underletting of the whole the area coloured in green or the whole of this area coloured in blue on Plan No. 2 but not both areas

11.7         The Tenant shall not underlet the whole or a permitted part of the Premises

11.7.1                      unless the proposed undertenant has first covenanted by deed with the Landlord in such form as the Landlord may reasonably require that with effect from the date of the underlease and during the period whilst the undertenant remains bound by the tenant covenants of the underlease the undertenant will observe and perform all the provisions of the underlease to be observed and performed by the undertenant; nor

11.7.2                      (where the proposed undertenant is a corporate body and the Landlord reasonably so requires) without first procuring a covenant by deed with the Landlord from two individuals who are or a company which is acceptable to the Landlord as surety for the undertenant; nor

11.7.3                      except by way of a “permitted underlease”; nor

11.7.4                      without the prior written consent of the Landlord or of any mortgagee or chargee of the Landlord (which  consent in each case shall not be unreasonably withheld) or of any mortgagee or chargee of the Landlord

11.8         A “permitted underlease” is an underlease which:

11.8.1                      is granted without any fine or premium;

11.8.2                      reserves a rent not less than the rent which the Tenant ought reasonably to obtain in the open market at the relevant time upon the grant of such underlease;

11.8.3                      incorporates provisions for the review of rent at the same times and on the same basis as in the Lease;

11.8.4                      is (so far as is consistent with an underlease) in a form substantially the same as the Lease except that further subletting shall be prohibited and

11.8.5                      is excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954

11.9         The Tenant shall enforce and shall not waive or vary the provisions of an underlease and (if appropriate) shall operate at the Review Date the rent review provisions contained in such underlease but shall not agree the rent upon such a review without the prior approval of the Landlord which approval shall not be unreasonably withheld or delayed

Associated Companies:

11.10       The Tenant may share occupation of the Premises in a manner which does not transfer or create a legal estate with a Company that is a member of the same group (as defined by Section 42 of the Landlord and Tenant Act 1954):

11.10.1                    for so long as both the Tenant and that Company remain members of the same group; and

11.10.2                    provided that within 21 days of such sharing the Landlord receives notice of the company sharing occupation and the address of its registered office

Notification:

11.11       The Tenant shall upon request from time to time provide within one month  all information which the Landlord may reasonably request  under Section 40 (1)(a) and (b) of the Landlord and Tenant Act 1954

11.12       The Tenant shall within 28 days of the assignment, charge or underlease of or of any other devolution of the Lease or of any interest deriving from the Lease give notice thereof to the Landlord’s solicitor, produce for registration a certified copy of the document effecting or evidencing such devolution and pay a registration fee of £55.00 (plus VAT)

12.          LEGAL OBLIGATIONS

12.1         In this clause “Legal Obligation” means any present or future statute, statutory instrument or byelaw, or any present or future regulation, order, notice, direction, code of practice or requirement of any Authority insofar as it relates to the Premises or to their occupation or use but irrespective of the person on whom such obligation is imposed

12.2         If the Tenant receives from an Authority formal notice of a Legal Obligation it shall within 14 days produce a copy to the Landlord and if such notice is in the Landlord’s reasonable opinion contrary to the interests of the Landlord the Tenant shall make (at the cost of the Landlord) such objection or representation against such Legal Obligation as the Landlord may reasonably require but otherwise shall at its own expense observe and comply with all Legal Obligations to the extent that they solely relate to the Tenant’s occupation or use of the Premises

12.3         Where a Legal Obligation requires the carrying out of works the Tenant shall so far as such Legal Obligation permits also comply with the provisions of the Lease in relation to such works

12.4         The Tenant shall not do or omit to do in relation to the Premises or their use or occupation anything by reason of which the Landlord may incur any liability whether for costs, a penalty, damages, compensation or otherwise

12.5         The Tenant shall not cause or knowingly or where the Tenant ought reasonably to know permit a nuisance on or in relation to the Premises and if a nuisance occurs shall forthwith take all necessary action to abate it

12.6         Without prejudice to the generality of this Clause the Tenant shall in particular observe and comply with all Legal Obligations of any appropriate Authority relating to health and safety, means of escape in case of fire, and the protection and preservation of life and property carrying out such works of modification and improvement to the Premises as may from time to time be required by such Legal Obligations

12.7         The Tenant shall carry out any works to the Premises not only in accordance with all Legal Obligations but also with good quality materials and in a good and workmanlike manner to the reasonable satisfaction of the Landlord

12.8         The Tenant shall perform and observe all covenants and other provisions contained or referred to in any documents listed in the Third Schedule insofar as they relate to or affect the Premises or their use or occupation

13.          PLANNING

13.1.        The provisions of this Clause supplement the general obligations imposed by Clause 12

13.2         The Tenant shall not commit a breach of planning control (as defined in section 172(3) of the Town and Country Planning Act 1990) in relation to the Premises

13.3         The Tenant shall observe and comply with the Planning Acts in relation to the Premises

13.4         The Tenant shall make no application under the Planning Acts (whether for planning permission or otherwise) in relation to the Premises without the Landlord’s prior consent (which consent may be granted subject to such conditions as having regard to all the circumstances are reasonable but which consent shall not be unreasonably withheld or delayed) and then only in a form previously approved by the Landlord (which approval shall not be unreasonably withheld or delayed)

13.5         The Tenant shall supply to the Landlord promptly and without further request copies of all applications, notices, decisions and other formal communications under the Planning Acts which relate in any way to the Premises and where such communications relate only to the Premises or to an application made by the Tenant then the Tenant shall at its own expense take such action to protect the Landlord’s interests as the Landlord may reasonably require

13.6         The Tenant shall not implement a planning permission until the Landlord has given its consent (such consent not to be unreasonably withheld or delayed where planning permission is granted pursuant to an application approved by the Landlord or where the Landlord’s interests are not likely to be prejudiced)

13.7         Where a planning permission issued to the Tenant imposes conditions the Tenant shall unless the Landlord shall otherwise direct carry out prior to the Determination of the Term all works which the planning conditions may require and the Landlord may before giving consent to its implementation reasonably require the Tenant to undertake that if it implements the planning permission it will carry out prior to the Determination of the Term all works which the planning conditions may at any time require

13.8         Where on the Tenant’s application a planning permission is refused or granted subject to conditions and the Landlord produces Counsel’s opinion that the Landlord’s interests are thereby materially prejudiced and that a planning appeal is justified the Tenant shall prosecute such an appeal at the joint expense of the Landlord and the Tenant

14.          DEFECTIVE PREMISES

The Tenant shall promptly give notice to the Landlord of any defect in the Premises of which it is or should be aware in respect of which the Landlord may have a liability or duty of care under the

Lease, the Defective Premises Act 1972 or otherwise

15.          ENCROACHMENTS

15.1         The Tenant shall not stop up, darken or obstruct any window or light at the Premises without the consent of the Landlord such consent not to be unreasonably withheld or delayed

15.2         The Tenant shall not knowingly permit and shall take all reasonable measures to prevent any new window, light, opening, doorway, pathway, Conduit or other encroachment or easement being made or acquired in, against, out of, or upon the Premises

16.          LANDLORD’S RIGHTS

16.1         The Tenant shall permit the Landlord, any superior landlord, and persons authorised by any of them to exercise any right excepted and reserved by the Second Schedule and in addition to the right to enter the Premises at all reasonable times after not less than four days’ prior notice in writing (except in emergency when as much notice as is reasonably practicable shall be given) with tools and equipment (if appropriate):

16.1.1                      to inspect the Premises view their state and condition or to make surveys or to show the Premises to prospective tenants or purchasers (wherever reasonably possible not during peak business hours) of for any other reasonable and proper purpose under the Lease

16.1.2                      to execute works following the Tenant’s failure to comply with a notice served under Clause 7.5. (without prejudice to any other remedy available to the Landlord) and also pursuant to Clause 12.6.

16.1.3                      to take schedules or inventories

16.1.4                      to inspect or execute works or repair, maintenance, decoration, construction, alteration, improvement or otherwise to other property the person entering causing as little damage and disturbance as is reasonably practicable and making good as soon as practicable any physical damage to the Premises and the Tenant’s fixtures and fittings therein so caused to the Tenant’s reasonable satisfaction and provided only that such works cannot otherwise be economically carried out

16.2         The Tenant will permit the affixation to suitable parts of the Premises of reletting notices during the six months preceding the Determination of the Term and of notices relating to the disposal or acquisition of any reversionary interest at any time PROVIDED ALWAYS  that such notice shall not obstruct or interfere with the access of light to the windows of or obstruct or interfere with signs on the Premises and that no such re-letting notices shall be so affixed to the Premises in the event that the Tenant has given valid notice to the Landlord that it does intend to renew the Lease in accordance with the procedures required under the Landlord and Tenant Act 1954 Part II

17.          COSTS

The Tenant shall pay and indemnify the Landlord against all reasonable and proper liability, all reasonable and proper costs, fees, charges, disbursements and expenses connected with, incidental to, consequent upon and (where appropriate) in contemplation of:

17.1         an application for the Landlord’s consent (whether or not the consent is given or the application is withdrawn);

17.2         a schedule of dilapidations during or within five months after the Determination of the Term;

17.3         notice pursuant to a provision of the Lease or under Sections 146 or 147 of the Law of Property Act 1925 and proceedings under those sections even if forfeiture is avoided otherwise than by relief granted by the court;

17.4         the recovery of arrears of Rent or other sums payable under the Lease;

17.5         the enforcement of any covenant or obligations of the Tenant under the Lease;

17.6         abating a nuisance which the Tenant fails to abate

18.          INTEREST

Without prejudice to any other right or remedy of the Landlord the Tenant shall pay to the Landlord Interest on any Rent and VAT (if applicable) which is not paid to the Landlord  within 7 days of the date it is due (whether payment is formally demanded or not) and Interest on any other sum which is not paid to the Landlord by the later of fourteen days from the date it is due and the date fourteen days after a written demand for payment is made in each case for the avoidance of doubt such interest to be calculated from the date upon which the payment fell due

19.          INDEMNITY

The Tenant is responsible for and shall indemnify and keep the Landlord indemnified against all claims, demands, actions, or proceedings made or brought and all losses, damages, costs, expenses and liabilities incurred, suffered or arising directly or indirectly in respect of or otherwise connected with:

19.1         the use and occupation of the Premises;

19.2         the state of repair and condition of the Premises (except to the extent (if any) caused by any act omission or default of the Landlord);

19.3         any act default omission or negligence of the Tenant or of any other person at the Premises with the express or implied authority of the Tenant or of anyone deriving title through the Tenant; and

19.4         any breach of any covenant or other provision of the Lease to be observed and performed by the Tenant save in so far as the same are covered by the Insured Risks unless the Tenant shall be liable under the provisions of clause 24.5 hereof

20.          YIELDING UP

Upon the Determination of the Term the Tenant shall:

20.1                         remove all signs and tenant’s fixtures and fittings and furniture and effects making good any damage to the Premises so caused; and

20.2                         yield up the Premises in a state and condition consistent with due compliance by the Tenant with its covenants and obligations under the Lease

PART FOUR : INSURANCE

21.          DEFINITIONS

In this part of the Lease:

21.1         “Insured Risks” means risk of loss or damage by fire, storm, tempest, flood, lightning, explosion, aircraft, articles dropped from aircraft, riot, civil commotion, malicious damage (including acts of terrorism, impact, bursting and overflowing of pipes, of tanks or of other apparatus landslip subsidence or heave, and by such other normal perils against which the Landlord may reasonably insure and notify to the Tenant in writing

21.2         “the Insurance Policies” means the following insurance policies effected in such insurance office of repute or with such underwriters and through such agency as the Landlord may reasonably decide and subject to such reasonable excesses, exclusions, limitations and conditions as may be usual in the United Kingdom Insurance market and the insurer may require or the Landlord may properly negotiate

21.2.1                      insurance of the Premises (but specifically excluding tenant’s and trade fixtures and fittings) against the Insured Risks for a sum sufficient to cover the cost of reinstatement assuming total loss including all applicable VAT and ancillary costs (such as site clearance and professional fees) and appropriate allowance for inflation

21.2.2                      a “Loss of Rent Policy” being insurance against the loss of all Rent and applicable VAT for a period of three years and for such sum as takes into account any likely rent review during that period having regard to all proper and reasonable relevant circumstances

21.2.3                      third party and public liability at the Premises for such sum as the Landlord may from time to time consider prudent

21.2.4                      such matters in relation to the Premises not otherwise specifically mentioned in this part of the Lease as the Landlord (acting reasonably) may from time to time consider prudent

22.          LANDLORD’S COVENANTS

The Landlord covenants with the Tenant that from and including the Possession Date until the Determination of the Term:

22.1         the Landlord will effect and maintain the Insurance Policies and will ensure a note of the Tenant’s interest is endorsed on them (but only so far as they are not vitiated by any act, neglect or default of the Tenant, anyone deriving Title through the Tenant or anyone at the Premises with express or implied authority of either of them)

22.2         the Landlord will upon request from time to time produce to the Tenant a copy or full details of the Insurance Policies and evidence that they are in force

22.3         the Landlord will notify the Tenant of any change either in the insurance office or in the provisions of the Insurance Policies from time to time which is material to the Tenant

22.4         in the event of any loss or damage against which the Landlord has covenanted to effect an insurance policy the Landlord will apply all monies received from the insurer in relation to insurance of the Premises pursuant to Clause 21.2.1 above and from the Tenant pursuant to Clause 24 in carrying out works of reinstatement or otherwise making good such loss or damage as soon as practicable and the Landlord shall make good any deficiency in the insurance monies received out of its own monies save to the extent that such deficiency occurs due to the payment of the policy monies being refused by reason or as a result of some act or default on the part of or suffered by the Tenant or anyone in the Tenant’s control

22.5         (unless and save to the extent that the policy of insurance has been invalidated and the policy monies have been properly withheld by reason of any act or default of the Tenant and Tenant has not paid to the Landlord the policy monies lost hereby) forthwith to use its reasonable endeavours to obtain any labour permits planning permissions by-law and other approvals which are necessary to enable the Premises to be rebuilt or reinstated

22.6         the Landlord shall carry out all works of reinstatement or replacement in a good and workmanlike manner in accordance with good building practice and using good sound and suitable materials and in accordance with all necessary consents and the requirements of statute bye-law any local act or the fire officer

22.7         if the Premises are wholly or substantially damaged or destroyed by any of the Insured Risks the Landlord shall use all reasonable endeavours to obtain deeds of collateral warranty from the contractor any nominated sub-contractor or sub-contractor having a design function the architect the structural engineer and the mechanical and electrical services engineer engaged to carry out the works of reinstatement or replacement or their design or supervision such collateral warranty deeds to be in a form approved by the Tenant (such approval not to be unreasonably withheld or delayed)

22.8         if it shall not be possible to rebuild or reinstate the Premises in accordance with clauses 22.4 and 22.5 exactly as they were prior to the date of damage or destruction the Landlord shall rebuild or reinstate the same making any necessary changes provided that the use and enjoyment of the Premises and the ability of the Tenant and any lawful occupier to use the Premises beneficially for the use permitted by the Lease shall not thereby be materially and adversely affected and the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed) shall be obtained by the Landlord prior to any such changes being made

22.9         if any of the said necessary consents contain a condition which was not in force immediately prior to the date of damage or destruction by any of the Insured Risks and which materially and adversely affects the ability of the Tenant or any lawful occupier to use the Premises beneficially for the use permitted by the Lease or which makes any consent personal to the Tenant or any other named occupier or class of persons or which makes the consent temporary after implementation the Tenant shall be entitled by giving written notice to the Landlord not later than 21 days after receiving a copy of the relevant consent to determine the Lease whereupon the Lease shall cease and be at an end but without prejudice to any claim in respect of any antecedent breach of the terms of the Lease by either Party

22.10       if the insurer has under the terms of the Insurance Policies the option to effect reinstatement rather than to pay the insurance monies to the Landlord and exercises such option the Landlord shall use all reasonable endeavours (which expression shall connote (inter alias) the taking of any requisite proceedings where counsel of not less than ten years’ call at the English bar specialising in insurance matters shall have advised that on the balance of probabilities such proceedings would succeed) to procure that the insurer carries out such reinstatement without avoidable delay and shall not agree to accept anything less than full repair or restoration without the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed)

22.11       ensure that nothing is done or omitted by itself or its servants or agents which causes the Insurance Policies to be rendered void or voidable

22.12       notify the Tenant in writing of any proposed substantive change in the ambit quantum or terms of cover from time to time and shall supply (without the need of any request from the Tenant) a copy of the new form of policy which becomes applicable; and

22.13       ensure that the Insurance Policies effected by the Landlord hereunder contain a non-invalidation clause to the effect that they shall not be avoided by any act or omission or by any alteration whereby the risk of damage or destruction is increased unknown to or beyond the control of the Landlord and a provision whereby the insurers agree to waive all rights of subrogation to which the insurers might become subrogated against the Tenant (unless the loss has been occasioned by or contributed to by the fraudulent or criminal or malicious act of the Tenant); and

22.14       procure that the interest of the Tenant or any undertenant is noted on the policy of insurance either specifically or generically

23.          ABATEMENT OF RENT

23.1         If by reason of destruction or damage by an Insured Risk the Premises are wholly or partially unfit for occupation and use or inaccessible and the Insurance Policies have not been vitiated or any payment thereunder refused by reason of some act, neglect or default of the Tenant, someone deriving title through the Tenant, or some person with the express or implied authority of either of them then the Rent or a fair proportion of the Rent according to the nature and extent of the damage sustained shall cease to be payable until the Premises are again fit for occupation and use provided that for the avoidance of doubt if the Tenant shall have paid any sum in advance in respect of a period following the date of damage or destruction the Landlord shall on whichever shall be the earlier of the end of the period in respect of which the sum was paid and the date which the Premises are rendered fit for beneficial occupation or use and accessible as aforesaid refund the same or a due proportion thereof according to the length of time that the Premises are unfit for beneficial occupation and uses or inaccessible as aforesaid

23.2         A dispute as to the amount or duration of such cesser of Rent shall be referred to arbitration under the Arbitration Act 1996 the arbitrator to be appointed (failing agreement between the parties) by the President of the Royal Institution of Chartered Surveyors upon the application of either Landlord or the Tenant

23.3         In the event of destruction or damage to the Premises or any part of them resulting from any Insured Risk and the Premises not having been rebuilt or reinstated and made fit for occupation and use by a date which is 2 years and 9 months after the date of such destruction or damage then unless the Insurance Policies shall be void by reason of any act or default of the Tenant or its agents or visitors then either party may determine the Lease by giving to the other party not less than three months written notice of its wish to determine (such notice to be given not to expire earlier than the third anniversary of such destruction or damage) and on the expiration of such notice the Lease and the Term shall immediately cease and determine but without prejudice to any antecedent right of action or remedy in respect of any breach of covenant or claim by either party against the other arising under the Lease

23.4         In the event of either party exercising its right to determine the Lease under clause 23.3 above the whole or any unexpended part of the Insurance Policies monies shall belong to the Landlord absolutely

24.          TENANT’S COVENANTS

The Tenant covenants with the Landlord that from and including the Possession Date:

24.1         the Tenant will pay to the Landlord within 14 days of written demand all premiums valuations or assessments incurred by the Landlord in effecting and maintaining the Insurance Policies

24.2         the Tenant will comply with the insurers requirements in relation to the Premises and will not do or omit to do anything which may make any Insurance policy void or voidable in whole or in part or without first notifying the Landlord in writing at least 28 days prior thereto increase the premium for such policy within 14 days of written demand paying to the Landlord the whole of such increase

24.3         the Tenant will maintain such fire fighting equipment on the Premises as the insurer or an Authority may reasonably require

24.4         the Tenant will forthwith notify the Landlord of any loss, damage or destruction of or relating to the Premises and of any other event which comes to the attention of the Tenant and which may affect or give rise to a claim under the Insurance Policies

24.5         the Tenant will within 14 days of written demand pay to the Landlord an amount equal to all monies which the Landlord is unable to recover under an Insurance Policies by reason of:

24.5.1                      an act, default or omission of the Tenant

24.5.2                      the Tenant’s failure to comply with a condition of the Insurance Policies of which the Tenant has been made aware in writing or by receiving a copy of the condition

24.6         the Tenant shall not effect any insurance policy equivalent to any of the Insurance Policies but if in breach of this covenant it does so it shall pay to the Landlord all monies received under such policy

PART FIVE : LANDLORD’S COVENANTS

25.          COVENANTS

Subject to the Tenant paying the rent and other sums due under the Lease and complying with its covenants the Landlord covenants with the Tenant from and including the Possession Date until the Determination of the Term to permit the Tenant  to peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord or by title paramount

PART SIX : RENT REVIEW

26.          DEFINITIONS AND INTERPRETATION

In this part of the Lease

26.1       “Review Period” means the period commencing on the  Review Date and expiring on the Determination of the Term

26.2         “Restrictions” means restrictions imposed by an Authority which operate to impose any limitation in relation to the review of rent or the collection of any increase in rent

26.3         “Open Market Rent” is as defined in Clause 28

26.4         Time is not of the essence except where specified

27.          REVIEW OF RENT

With effect from the Review Date the Rent shall be the amount payable (but for any abatement of Rent) immediately prior to the Review Date or (if greater than) the Open Market Rent as agreed or determined under this part of the Lease

28.          OPEN MARKET RENT

“Open Market Rent” means the best yearly rent at which the Premises might reasonably be expected to be let as a whole at the Review Date by a willing landlord to a willing tenant

28.1         assuming that:

28.1.1                      the Premises are available to let as a whole or let in parts as permitted by  the Lease with vacant possession on the open market without a fine or premium under a lease for a term equal to the residue of the Agreed Term and otherwise on the same terms as the Lease (except as to the amount of the Rent)

28.1.2                      the covenants and provisions of the Lease on the part of the Landlord and the Tenant have been fully performed and observed and the Landlord has not knowingly breached its covenants hereunder

28.1.3                      the Premises (or the relevant parts thereof) may only be used as permitted by this Lease

28.1.4                      if the Premises (or the relevant parts thereof) have been destroyed or damaged they have been fully restored

28.1.5                      the Premises are ready to be fitted out and equipped to the requirements of a willing tenant and are otherwise available for immediate occupation and use in accordance with the Permitted User

28.1.6                      no works have been carried out to the Premises (or the relevant parts thereof) (unless by the Landlord) which has diminished their rental value

28.1.7                      if VAT is charged on Rent under the Lease every prospective willing tenant would be able to recover such VAT in full

28.2         but disregarding:

28.2.1                      any effect on rent of the fact that the Tenant, any undertenant or any of their respective predecessors in title have been in occupation of the Premises (or the relevant parts thereof)

28.2.2                      any goodwill attached to the Premises (or the relevant parts thereof) by reason of the carrying on of the business of the Tenant, any undertenant or any of their predecessors in title

28.2.3                      the taxable status of any Party for the purpose of VAT or any other tax

28.2.4                      any effect on rent of the Restrictions

28.2.5                      any effect on rent attributable to any improvement to the Premises carried out during the Term with the Landlord’s prior written consent before the Review Date and otherwise than in pursuance of an obligation to the Landlord or its predecessors in title the extent only that such improvement has been carried out without cost to the Landlord or its predecessors in title and that such improvement was completed either during the Term or during any period of occupation prior to the commencement of the Term arising out of an agreement to grant the Lease

28.2.6                      any rental concession which might on a new letting with vacant possession be granted to a tenant

29.          PROCEDURE

29.1         The rent shall be reviewed upon the Review Date

29.2         The Landlord and Tenant shall endeavour to agree the Open Market Rent as at the Review Date

29.3         If by the date three months prior to the Review Date the Landlord and the Tenant shall not have agreed the Open Market Rent either may by notice to the other require the Open Market Rent as at the Review Date to be determined by a Chartered Surveyor having at least ten years’ experience in assessing the rental value of premises similar to the Premises and acting as a single arbitrator

29.4         If the Landlord and the Tenant do not agree on the joint appointment of an arbitrator the arbitrator shall be nominated on the joint application of the Landlord and the Tenant (or if either of them neglects to concur in such application within 14 days of being requested so to do then on the sole application of the other) by the President or other chief officer or acting chief officer for the time being of the Royal Institution of Chartered Surveyors and the arbitrator so appointed shall proceed in accordance with the Arbitration Act 1996

29.5         The arbitrator shall within three months of his appointment or within such extended period as the parties  may agree give to the Landlord and the Tenant written notice of the amount of the Open Market Rent as determined by him but if he does not or if for any reason it becomes apparent that he will not be able to complete his duties in accordance with his  appointment the Landlord and the Tenant may agree upon or either of them may apply for the appointment of another arbitrator (which procedure may be repeated as often as necessary) pursuant to the provisions of this Clause

29.6         The costs of the arbitrator including those incidental to his appointment shall be borne by the Landlord and the Tenant in such manner as the arbitrator determines

30.          DELAYED REVIEW

Where the Rent payable with effect from the Review Date is not ascertained prior to the Review Date the Tenant shall:

30.1         with effect from the Review Date pay an “Interim Rent” at the rate at which Rent was payable (ignoring any abatement) immediately prior to the Review Date; and

30.2         if the Rent when ascertained exceeds the Interim Rent then within twenty-one days of the Rent being ascertained pay to the Landlord an amount equal to the aggregate of the sums by which each quarterly instalment of Rent would have exceeded each instalment of Interim Rent had the Rent been ascertained by the Relevant Review Date together with Interest on each of those sums from the date it would have been due to the date of payment at a rate 2% below the Interest Rate

31.          RESTRICTIONS

Where Restrictions are in force at the Review Date the Landlord may (whether or not Rent has been agreed or determined with effect from that Review Date) give notice to the Tenant at any time but not later than 28 days (in respect of which time is of the essence) after such Review Date postponing such Review Date until such later date (being not later than the Determination of The Term) as the Landlord may subsequently by not less than three month’s prior notice specify and in that event the Rent payable immediately prior to the Review Date that is postponed shall (notwithstanding any review that may have taken place as at that Review Date) continue to be the Rent payable until increased upon review at the postponed Review Date

32.          MEMORANDA

Where Rent is increased with effect from the Review Date the Landlord and Tenant shall (at their own cost) sign memoranda thereof in such form as the Landlord may reasonably require for annexation to both the original and counterpart of the Lease

PART SEVEN : MISCELLANEOUS PROVISIONS

33.          RECOVERY OF MONEY

In addition to any other remedy available to the Landlord all moneys due from the Tenant to the Landlord under the Lease may be recovered as if such moneys were reserved as Rent

34.          USER

The Landlord does not warrant that the Premises may lawfully be used for any purpose authorised under the Lease

35.          EASEMENTS

35.1         The Tenant is not entitled to and the Premises do not enjoy any right of light or air which might restrict or interfere with the free use of any other property for building or any other purpose

35.2         The operation of Section 62 of the Law of Property Act 1925 is excluded from the Lease and the only rights granted with the Premises are those expressly granted in the Lease

36.          COVENANTS

36.1         Nothing contained or implied in the Lease gives the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition relating to other property

36.2         Each covenant in the Lease by the Tenant remains in full force at law and in equity notwithstanding any waiver or release temporarily or permanently revocably or irrevocably of any other covenant in the Lease or of any covenant affecting other property so far as the law allows

37.          LIABILITY

37.           The Landlord is not responsible to the Tenant or to anyone at the Premises with the Tenant’s express or implied authority for any accident, injury, damage or loss save for acts of negligence on the part of the Landlord its servants agents and employees acting within the direct scope of their authority

38.          COMPENSATION

Any statutory right of the Tenant to claim compensation from the Landlord whether on vacating the Premises or otherwise is excluded to the extent that the law allows

39.          NOTICES

39.1         A notice by one party (“the sender”) to another (“the recipient”) is duly served if in writing and either delivered to the recipient or sent by registered or recorded delivery post addressed to the recipient at his registered office

39.2         In this Clause ‘writing’ includes facsimile or other electronic means of communication by such means in which event service is deemed to be effected when the sender has finished transmitting the notice unless either the sender knows or  ought reasonably to know that the transmission has failed or is incomplete (in which case service is not effected until the notice has been duly transmitted) or transmission takes place outside normal business hours (in which case notice is deemed to be served when normal business hours next commence)

39.3         In this Clause “working day” means any day except Saturday, Sunday or a bank or public holiday and “normal business hours” are 9.30 a.m. to 5.30 p.m. on a working day

PART EIGHT : FORFEITURE

40.          RIGHT OF ENTRY

The Landlord may at any time after the occurrence of any of the following events re-enter the Premises whereupon this demise shall absolutely determine (but without prejudice to any right of action of the Landlord in respect of any arrears of Rent or any antecedent claim or breach of covenant):

40.1         if any Rent remains unpaid 21 days after it is due (in the case of Rent whether formally demanded or not); or

40.2         if any material covenant or stipulation in the Lease which is to be performed or observed by the Tenant is not performed or observed and is not remedied in accordance with the terms of the Lease; or

40.3         if the Tenant permits any execution or distress to be levied on any goods in the Premises; or

40.4         if the Tenant (or any one party included within the definition of the Tenant) becomes Insolvent (as defined in the next Clause)

41.          INSOLVENCY

“Insolvent” means for the purposes of this part of the Lease:

41.1         in relation to a company that:

41.1.1                      it is deemed unable to pay its debts as defined in Section 123 of the Insolvency Act 1986 (referred to as “the Act” in the remainder of this Clause); or

41.1.2                      a bonafide proposal for a voluntary arrangement under Part I of the Act is made; or

41.1.3                      a petition is presented for an administration order under Part II of the Act; or

41.1.4                      a receiver or manager is appointed whether under Part III of the Act (including an administrative receiver) or otherwise; or

41.1.5                      it goes into liquidation as defined in Section 247 (2) of the Act (other than a voluntary winding up solely for the purpose of amalgamation or reconstruction while solvent); or

41.1.6                      a provisional liquidator is appointed under Section 135 of the Act; or

41.1.7                      a proposal is made for a scheme of arrangement under Section 425 of the Companies Act 1985 other than for the purposes of amalgamation or reconstruction; and

41.2         in relation to an individual that:

41.2.1                      an application is made for an interim order or a proposal is made for a voluntary arrangement under Part VIII of the Act; or

41.2.2                      a bankruptcy petition is presented to the Court or his circumstances are such that a bankruptcy petition could be presented under Part IX of the Act; or

41.2.3                      he enters into a deed of agreement

PART NINE :  GUARANTEE

42.          INTRODUCTION

The parties agree and declare as follows:-

42.1         where a Guarantor is a party to the Lease the Guarantor covenants with the Landlord as set out in Clause 43

42.2         where a surety for an assignee is required pursuant to Clause 11.4.2.2 such surety shall covenant with the Landlord in the terms of Clause 43 as if it were the Guarantor under the Lease except that such guarantee will take effect only from the date of the relevant assignment and extend only to the obligations of the assignee

42.3         where a surety for an undertenant is required pursuant to Clause 11.7.2 such surety shall covenant with the Landlord in the terms of Clause 43 as if it were the Guarantor under the Lease except that the guarantee will extend only to the obligations of the undertenant and its successors in title under the underlease and the provisions relating to disclaimer of the

Lease will not apply

43.          GUARANTOR’S COVENANT

The Guarantor covenants with the Landlord (for the benefit of the Landlord and of the person in whom from time to time the reversion immediately expectant upon the Determination of the Term is vested without the need for any express assignment) that

43.1         during the period while the Tenant remains bound by the tenant covenants of the Lease and/or by any obligations of the Tenant undertaken pursuant to the covenant contained in Clause 11.4.2.1 of the Lease (such period in this Clause 43 being referred to as “the Tenant’s Liability Period”) the Tenant shall punctually pay the Rent and observe and perform the covenants and other provisions of the Lease and in case of default the Guarantor will pay the Rent and observe and perform the covenants and provisions in respect of which the Tenant is in default and make good to the Landlord within 21 days of written demand and indemnify the Landlord against all losses damages costs and expenses thereby arising or incurred by the Landlord

43.2         the liability of the Guarantor under Clause 43.1 shall not be affected in any way by;

43.2.1                      any neglect or forbearance of the Landlord in enforcing payment of Rent or observance or performance of the covenants and provisions of the Lease

43.2.2                      any time or indulgence given to the Tenant by the Landlord

43.2.3                      any refusal by the Landlord to accept Rent from the Tenant following a breach of covenant by the Tenant

43.2.4                      any agreement with the Tenant, any licence or consent granted to the Tenant or any variation in the terms of the Lease so long as such variation does not increase the Guarantor’s financial liability under the Lease unless the Guarantor was a party to such variation or such variation was envisaged by the terms of the Lease Provided That if a variation occurs which increases the Guarantor’s financial liability and Guarantor was not a party to such variation then (save in the case of reviewed rent) the Guarantor shall not be released but the Guarantor’s financial liability to the Landlord pursuant to this Clause 43 shall be limited to that which it would have been prior to such variation

43.2.5                      the death of the Tenant (if an individual) or the dissolution of the Tenant (if a company)

43.2.6                      a surrender of part of the Premises except that the Guarantor will have no liability in relation to the surrendered part in respect of any period following the date of surrender

43.2.7                      any other act matter or thing apart from the express release in writing of the Guarantor

43.3         if during the Tenant ‘s Liability Period the Tenant (being a company) enters into liquidation or (being an individual) becomes bankrupt and the liquidator or the trustee in bankruptcy disclaims the Lease the Guarantor shall upon written notice from the Landlord given within six months after the date of disclaimer accept a new lease of the Premises for a term equal to the residue then remaining unexpired of the Agreed Term at the Rent then payable under the Lease and otherwise subject to the same covenants and provisions as in the Lease (without however requiring any other person to act as guarantor) such new lease to take effect from the date of disclaimer and to be granted at the cost of the Guarantor who shall execute and deliver to the Landlord a counterpart of it

43.4         if the Lease is disclaimed and for any reason the Landlord does not require the Guarantor to accept a new lease pursuant to Clause 43.3 the Guarantor shall pay to the Landlord within 21 days of written demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises and the Rent (if higher) which would have been payable had the Lease not been disclaimed for the period commencing with the date of disclaimer and ending upon the date twelve months after the date of disclaimer or (if earlier) the date upon which the Premises are relet

44.          TENANT’S GUARANTEE COVENANT

The Tenant covenants with the Landlord (for the benefit of the Landlord and of the person in whom from time to time the reversion immediately expectant upon the Determination Of The Term is vested without the need for any express assignment) that

44.1         during the period while the assignee of the Tenant (“the Assignee”) remains bound by the tenant covenants of the Lease (such period in this Clause 44 being referred to as “the Assignee’s Liability Period”) the Assignee shall punctually pay the Rent and observe and perform the covenants and other provisions of the Lease and in case of default the Tenant will pay the Rent and observe and perform the covenants and provisions in respect of which the Assignee is in default and make good to the Landlord within 21 days of written demand and indemnify the Landlord against all losses damages costs and expenses thereby arising or incurred by the Landlord

44.2         the liability of the Tenant under Clause 44.1 shall not be affected in any way by:

44.2.1                      any neglect or forbearance of the Landlord in enforcing payment of Rent or observance or performance of the covenants and provisions of the Lease

44.2.2                      any time or indulgence given to the Assignee by the Landlord

44.2.3                      any refusal by the Landlord to accept Rent from the Assignee following a beach of covenant by the Assignee

44.2.4                      any agreement with the Assignee any licence or consent granted to the Assignee or any variation in the terms of the Lease so long as such variation does not increase the Tenant’s financial liability under the Lease unless the Tenant was a party to such variation or such variation was envisaged by the terms of the Lease Provided That if a variation occurs which increases the Tenant’s financial liability and Tenant was not a party to such variation then (save in the case of reviewed rent) the Tenant shall not be released but the Tenant’s financial liability to the

Landlord pursuant to this Clause 44 shall be limited to that which it would have been prior to such variation

44.2.5                      the death of the Assignee (if an individual) or the dissolution of the Assignee (if a company)

44.2.6                      any other act matter or thing apart from the express release in writing of the Tenant

44.3         If during the Assignee’s Liability Period the Assignee (being a company) enters into liquidation or (being an individual) becomes bankrupt and the liquidator or the trustee in bankruptcy disclaims the Lease the Tenant shall upon written notice from the Landlord given with six months after the date of disclaimer accept a new lease of the Premises for a term equal to the residue then remaining unexpired of the Agreed Term at the Rent then payable under the Lease and otherwise subject to the same covenants and provisions as in the Lease (without however requiring any other person to act as guarantor) such new lease to take effect from the date of disclaimer and to be granted at the cost of the Tenant who shall execute and deliver to the Landlord a counterpart of it

45.          RELEASE OF LANDLORD

45.1.        For the purposes of clause 45.2:-

45.1.1                      “the Landlord” means the person named in clause 1.1 as the Landlord

45.1.2                      “Landlord’s Obligations” means all obligations of the Landlord under any any covenant or other term of the Lease or any document expressed to be supplemental to the Lease and all implied obligations of the Landlord under the Lease or any such document

45.1.3                      “Breach” means any breach by the Landlord of the Landlord’s Obligations or any of them

45.1.4                      “Reversion” means the reversion immediately expectant on the Determination of the Term

45.2         No liability shall attach to the Landlord in respect of any Breach which occurs at any time after the Reversion has ceased to be vested in the Landlord

PART TEN  :  SPECIAL CONDITIONS

46.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The provisions of the Contract (Rights of Third Parties) Act 1999 shall not apply to this Lease unless otherwise stated in this Lease

47.          TENANT’S BREAK OPTION

47.1         If the Tenant wishes to determine the Lease at the expiry of the fifth year of the Agreed Term and gives to the Landlord not less than six months prior written notice (as to which period time shall be of the essence) and shall have paid the Rent upto the Determination of the Term then  upon the expiry of the above mentioned notice period the Lease shall cease and determine without prejudice to any antecedent claim or breach of covenant by either party against the other arising under the Lease

47.2         In the event that the Tenant exercises the break option contained in Clause 47.1 then (so long as such warranties or reports as herein referred to are capable of being assigned) the Tenant shall assign the residue of any warranties or reports granted to the Tenant by the Landlord’s contractor and members of its professional team at the start of the Lease to any third party nominated by the Landlord and it is hereby agreed that the provisions of this Clause 47.2 shall apply in the event of any earlier determination of the Lease howsoever occurring

48.          ENVIRONMENTAL MATTERS

48.1         The parties agree notwithstanding any other provisions in the Lease (other than in respect of contamination or pollution actually caused or introduced by or acquiesced to by the Tenant) any liability for the same or any responsibility or liability for taking any Remedial Action or dealing with Hazardous Material or dealing with any Environmental Liabilities or complying with any Environmental Laws shall be borne solely by the Landlord.  This is an agreement for the purposes of paragraph D.38 of the Annex 3 of the Statutory Guidance containing in DETR Circular 02/2000 on the Environmental Protection Act 1990 Part 2A (Contaminated Land).  Each party consents to the provisions of this agreement and the remainder of the Lease being disclosed to any Enforcing Authority under Part 2A of the Environmental Protection Act 1990 or an similar or substituted or amended Enactment or Environmental Laws.  The parties further agree that any contamination, pollution or Environmental Liabilities, the presence of Hazardous Material and any non-compliance with Environmental Laws shall be deemed not to have been caused by the Tenant in the absence of conclusive evidence to the contrary

48.2         The parties further agree that the Tenant will not alter penetrate or damage the concrete floor or apron of the Premises without the Landlord’s prior written consent and in the event that any aperture break or penetration occurs to the concrete floor or apron then the Tenant will at its own costs reinstate and reseal the said concrete floor or apron to the same specification as is currently installed including the re-sealing of any membrane to the reasonable satisfaction of the Landlord or any environmental authority

49.          It is hereby certified that there is no Agreement for Lease to which the Lease gives effect

FIRST SCHEDULE — RIGHTS

(None)

SECOND SCHEDULE - EXCEPTIONS AND RESERVATIONS

The rights which the Tenant covenants to permit under part three of the Lease are excepted and reserved to the Landlord and all those duly authorised by it subject where a person has a right to enter the Premises in order to carry out works to that person (a) first giving reasonable notice in writing of at least 48 hours to the Tenant (except in emergency) and (b) exercising the right in a manner which causes as little damage and inconvenience as is practicable in the circumstances, and (c) making good any physical damage caused (but without liability for loss of trade or other consequential loss) as soon as reasonably practicable to the Tenant’s reasonable satisfaction and (d) that such works cannot otherwise be reasonably carried out economically and speedily

THIRD SCHEDULE - DOCUMENTS

All the entries in the Property and Charges Registers of Title No. HP25636 (save for those entries in the Charges Register relating to mortgages or charges of a financial nature) so far as the same are still subsisting and capable of taking effect in relation to the Premises

EXECUTED as a DEED by ERACHANGE       )
LIMITED acting by a Director and the                             )
Company Secretary or two Directors                                )

Director

Director/Secretary

EXECUTED as a DEED by RUSS BERRIE     )
(UK) LIMITED acting by a Director and the   )
Company Secretary or two Directors                                )

Director  /s/ Chris Robinson

Director/Secretary /s/ Trevor Rowcliffe